BELMONT BANCORP

                        Supplement dated June 15, 2000 to
                          Prospectus dated May 17, 2000

Selling Agent

     The total number of shares to be offered in this offering is 3,000,000 shares. Of the 3,000,000 shares being offered, we are offering 1,500,000 shares directly to existing depositors, shareholders and others, and Beaconsfield Financial Services, Inc., a registered broker-dealer, has entered into a selling agreement with us under which Beaconsfield will seek to sell, on a best efforts basis, the other 1,500,000 shares. We have agreed to pay Beaconsfield a selling commission equal to 15% of the shares sold through its efforts. The following table shows the incremental proceeds to Belmont from the sales by Beaconsfield if 500,000, 1,000,000 or the total 1,500,000 shares to be offered through Beaconsfield are sold.

                                         Proceeds             Selling            Proceeds
                                       from Public          Commission          to Belmont
                                       -----------          ----------          ----------
Assuming 500,000 shares
 are sold through Beaconsfield          $1,000,000          $  150,000          $  850,000

Assuming 1,000,000 shares
 are sold through Beaconsfield          $2,000,000          $  300,000          $1,700,000

Assuming 1,500,000 shares
 are sold through Beaconsfield          $3,000,000          $  450,000          $2,550,000

Representations for Michigan Investors

     We represent that we have and will maintain at least two independent directors on our board of directors. Further, all future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that could be obtained from unaffiliated third parties and all future material affiliated transactions and loans and any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transactions. If we have only two independent directors on our board of directors, neither shall have an interest in the loans or other affiliated material transactions and both must approve the loans or other transactions.